Exhibit 99.1

               John Drewery Joins Neah Power Technology
                            Advisory Board

             Drewery to Continue as Consultant as Planned


    BOTHELL, Wash.--(BUSINESS WIRE)--Oct. 12, 2007--Neah Power
Systems, Inc. (OTCBB:NPWS) announced Dr. John Drewery has joined to the company's Technology Advisory Board, increasing its membership to five.

    Drewery had been serving as Neah Power's EVP of Engineering since June, 2005 under a collaboration agreement with Novellus Systems, Drewery's employer to which he will be returning. Now he will reduce his operational role at the company to part-time consulting.

    Dan Rosen, Neah Power's Executive Chairman, stated, "John's passion for making concepts work, coupled with his technical knowledge and skills, helped guide Neah Power to complete the prototype by our commitment date; for this we are all extremely grateful. Now that John has guided the successful completion of the prototype, per our agreement, he will be returning to Novellus Systems. Dr. Chris D'Couto, who recently joined Neah as chief operating officer, will pick up many of John's management duties. John is a talented engineering manager, and we are excited he has agreed to join our Technology Advisory Board. We look forward to his continued contributions."

    Drewery is currently a Director of Advanced Technology at Novellus Systems, where he is in charge of advanced dielectrics processing development. Before joining Novellus Systems, he invented and developed ground-breaking metal deposition technologies at Tokyo Electron, Ltd. and at Varian Associates. From 1989 to 1995, Drewery was a Staff Scientist at Lawrence Berkeley National Laboratory. Drewery received his Ph.D. in solid state physics from the University of Cambridge (Cavendish Physics Laboratory) in 1986.

    About Neah Power

    Neah Power Systems, Inc. is a leading developer of fuel cells for military applications, notebook computers and portable electronic devices. The company's patented, porous silicon-based design will provide long-lasting, efficient and safe power solutions. As an emerging leader in fuel cell technology, Neah Power's products will allow users to extend the operating time of 10 to 100 watt devices multiple times beyond that of conventional batteries. Further company information can be found at our website www.neahpower.com.

    Forward-Looking Statements

    Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, research and prototype delays, difficulties in developing and commercializing new technologies, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.


    CONTACT: Lippert/Heilshorn & Associates
             Moriah Shilton, 415-433-3777 (Investor Relations)
             Mshilton@lhai.com